Ex. 10.4

CONTRACT OF SALE

This Contract is entered into by and between J. W. KELLY’S ENTERPRISES, INC., JAMES W. KELLY and DOROTHY H. KELLY (collectively “Seller”) and JAMES J. OESTREICH (“Purchaser”).

WITNESSETH:

FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

ARTICLE I
PROPERTY

The conveyance by Seller to Purchaser shall include all of Seller's right, title and interest in and to those certain tracts of land containing approximately 385.425 acres, more or less, located in New Ashford, Berkshire County, Massachusetts, and being more particularly described in Exhibit “A” attached hereto and made a part hereof for all purposes, together with all right, title and interest of Seller in and to any all strips or gores, roads, easements, streets, and ways bounding said property, and all rights of ingress and egress thereto (the foregoing property is herein referred to as the "Real Property").  The conveyance by Seller to Purchaser shall include all buildings and other improvements located on the Real Property (the “Improvements”).  Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Real Property and Improvements  are sometimes referred to collectively as the “Subject Property.”

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 1

ARTICLE II
PURCHASE PRICE

The purchase price to be paid by Purchaser to Seller for the Subject Property shall be equal to the sum of Two Million Six Hundred Fifty Thousand and No/100 Dollars ($2,650,000.00). The purchase price shall be payable all in cash at the closing.

ARTICLE III
EARNEST MONEY

Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall wire earnest money in the amount of Seventy Five Thousand and No/100 Dollars ($75,000.00) to Chicago Title Insurance Company, 785 S. Main Street, Great Barrington, Massachusetts 01230, Attn: David Lazan (the “Title Company”). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the “earnest money”).  Either the Title Company or Purchaser will provide Seller with information concerning the institution at which the earnest money is deposited.  If Purchaser does not terminate this Contract during the Inspection Period (as defined in Article VI hereinbelow) then the Title Company shall immediately disburse the $75,000.00 earnest money deposit to Seller; upon such disbursement the $75,000.00 earnest money deposit shall be non-refundable to the Purchaser except in the event of a default at closing by Seller hereunder, but, if this Contract closes, then the $75,000.00 earnest money deposit shall be applied in partial satisfaction of the purchase price.

In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that Five Thousand Dollars ($5,000.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 2

ARTICLE IV
PRE-CLOSING OBLIGATIONS OF PURCHASER

During the Inspection Period (defined hereinbelow), Purchaser, at Purchaser’s sole cost and expense, shall obtain and deliver to Seller copies of the following (collectively the “Purchaser Due Diligence Items”):

a.           An updated survey of the Subject Property dated subsequent to the date of execution of this Contract and prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which Survey shall:  (a) include a metes and bounds legal description of the Subject Property; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the number of gross acres included in the Subject Property; (d) state whether the Subject Property (or any portion thereof) lies within a flood zone, or flood prone area; and (e) contain a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Subject Property has been certified by the surveyor as being correct, and that the Subject Property does not lie within any flood zone or flood prone area, except as indicated thereon.  Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Subject Property; and

b.           A current commitment (the “Title Commitment”) for the issuance of an owner’s policy of title insurance to the Purchaser from the Title Company,  together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment.

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 3

ARTICLE V
TITLE INSPECTION PERIOD

Purchaser shall have a period of time commencing on the date of execution of this Contract and expiring on the date of expiration of the Inspection Period (as defined hereinbelow) within which to review and approve the status of Seller’s title to the Subject Property (the ‘Title Review Period”).  If the information to be provided to or obtained by Purchaser pursuant to the provisions of Article IV hereinabove reflects or discloses any defect, exception or other matter affecting the Subject Property (“Title Defects”) that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser’s objections.  Seller may, at his sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so.  Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser's written notice of objections (the “Cure Period”) in which to accomplish the cure.  In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller’s no-cure notice or waive the objections and close this transaction as otherwise contemplated herein.  If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller’s title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller’s title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be “Permitted Exceptions.”  It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 4

ARTICLE VI
INSPECTION PERIOD

Purchaser, at Purchaser’s sole expense, shall have the right to conduct environmental, engineering and physical studies of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring thirty (30) days thereafter (the “Inspection Period”).  Purchaser and Purchaser’s duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Purchaser will provide Seller with copies of all reports obtained by Purchaser in connection with any inspections conducted by Purchaser.  Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys’ fees, resulting from Purchaser’s inspection of the Subject Property.  In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser’s sole discretion, then Purchaser shall be entitled, as Purchaser’s sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period.  If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all earnest money (less $5,000.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.  If no notice of cancellation is provided by Purchaser prior to the expiration of the Inspection Period, then this Contract shall remain in full force and effect.

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ARTICLE VII
REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

Seller represents and warrants to Purchaser that at closing Seller will have good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions, and at closing, Seller will be in a position to convey the Subject Property to Purchaser free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements and other such matters affecting title except for the Permitted Exceptions.

Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

Seller hereby further represents and warrants to Purchaser as follows:

    a.    Except for a possible claim by the federal Environmental Protection Agency which affects unrelated property and an ongoing proceeding by the Massachusetts Department of Environmental Protection which affects a portion of the Subject Property (the “Existing Environmental Proceedings”), there are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

    b.    The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property;

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 6

    c.    Except for the Existing Environmental Proceedings, Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof;

    d.    That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser; and

    e.    To the best of Seller's knowledge, there has been no material release of any pollutant or hazardous substance of any kind onto or under the Subject Property that would result in the prosecution of any claim, demand, suit, action or administrative proceeding based on any environmental requirements of state, local or federal law including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, U.S.C. § 9601 et seq.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

    a.           All of the representations, warranties and agreements of Seller set forth in this Contract shall, to the best of Seller’s knowledge, be true and correct in all material respects; as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract;

    b.           There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions; and

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 7

    c.           No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove.

If any such condition is not satisfied by closing, Purchaser shall first provide Seller with written notice of such unsatisfied condition and allow Seller thirty (30) days from the date of such notice within which to satisfy the condition; if Seller fails to satisfy such condition within the thirty (30) day cure period, then Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, all earnest money (less $5,000.00) shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

ARTICLE IX
CLOSING

The closing hereunder shall take place at 9:00 a.m. eastern standard time at the offices of David Lazan at 785 S. Main Street, Great Barrington, Massachusetts 01230.  The closing shall occur on or before fifteen (15) days from the date of expiration of the Inspection Period.

ARTICLE X
SELLER'S OBLIGATIONS AT CLOSING

At the closing, Seller shall do the following:

    a.           Deliver to Purchaser a quitclaim deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

    b.           Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

c. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH-- Page 8

ARTICLE XI
PURCHASER’S OBLIGATIONS AT CLOSING

At the closing, Purchaser shall deliver to Seller the purchase price in cash via wire transfer.

ARTICLE XII
COSTS AND ADJUSTMENTS

At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

a.           Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid by the party and in the manner that is customary in Berkshire County, Massachusetts.

b.           Real property taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's pro rata portion of such taxes.  Seller's pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available.

c.           All other closing costs, including but not limited to, recording and escrow fees shall be paid by the Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

ARTICLE XIII
ENTRY ON PROPERTY

Purchaser, Purchaser’s agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser’s sole expense.  Purchaser agrees to indemnify and hold Seller harmless from and against any claims or damages including reasonable attorney’s fees and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.  Purchaser shall notify Seller of the approximate time and location of any proposed inspections.

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ARTICLE XIV
POSSESSION OF PROPERTY

Possession of the Subject Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.

ARTICLE XV
NOTICES

All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph.  All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested.  Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

Seller:	J. W. Kelly’s Enterprises, Inc.
P.O. Box 1427
271 U.S. Route 7
New Ashford, MA 02137
Telephone: (413) 458-3664

Purchaser:	James J. Oestreich
6237 Paseo Privado
Carlsbad, CA 92009
Telephone: (760) 929-1937
Fax: (760) 929-1940

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 10

ARTICLE XVI
REMEDIES

In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, it shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $5,000.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) to sue Seller for specific performance of Seller’s obligation to sell the Subject Property to Purchaser pursuant to this Contract.  In no event shall Purchaser have the right to sue Seller for damages.

In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller’s sole remedy shall be to receive the Earnest Money.  The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.

Notwithstanding anything to the contrary contained herein, in the event either party defaults in the performance of such party’s obligations hereunder, then, before exercising any remedy hereunder, the non-defaulting party shall first provide the defaulting party with written notice of the default and allow the defaulting party thirty (30) days from the date of such notice within which to cure the default.  Seller and Purchaser further agree, upon demand by either party, to submit any dispute to binding arbitration which arbitration will be governed by the Federal Arbitration Act.

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ARTICLE XVII
ASSIGNMENT

Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser's duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser’s sole option, choose, and from and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights, duties, and obligations of Purchaser hereunder.

ARTICLE XVIII
INTERPRETATION AND APPLICABLE LAW

This Agreement shall be construed and interpreted in accordance with the laws of the State of Massachusetts.  Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa.  The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

ARTICLE XIX
AMENDMENT

This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser.  The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

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ARTICLE XX
AUTHORITY

Each person executing this Contract warrants and represents that he is fully authorized to do so.

ARTICLE XXI
DESCRIPTIVE HEADINGS

The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

ARTICLE XXII
ENTIRE AGREEMENT

This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.  No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

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ARTICLE XXIII
MULTIPLE ORIGINALS ONLY

Numerous copies of this Contract may be executed by the parties hereto.  Each such executed copy shall have the full force and effect of an original executed instrument.

ARTICLE XXIV
ACCEPTANCE

Seller shall have until 5:00 o’clock p.m., July 26, 2007, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void.  Time is of the essence of this Contract.  The date of execution of this Contract by Seller shall be the date of execution of this Contract.  If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Massachusetts, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Massachusetts.

ARTICLE XXV
REAL ESTATE COMMISSION

Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker’s, finder’s, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby.  Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder’s, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby.  Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein.  Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXV shall survive the closing.

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 14

EXECUTED on this the    24th      day of July, 2007.

SELLER:

J.W. KELLY’S ENTERPRISES, INC.

By:	/S/ JAMES W. KELLY
Name:	James W. Kelly
Its:	President

/S/ JAMES W. KELLY
JAMES W. KELLY

/S/ DOROTHY H. KELLY
DOROTHY H. KELLY

EXECUTED on this the    24th      day of July, 2007.

PURCHASER:

/S/ JAMES J. OESTREICH
JAMES J. OESTREICH

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 15

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

CHICAGO TITLE INSURANCE COMPANY

By:	/S/ JAMES K. BRODURTHA
Name:	James K. Brodurtha
Its:	Vice President
July 27, 2007

List of Exhibits to Agreement not filed herewith:

Exhibit A-1--Description of Property
Exhibit A-2--Plat of Property

CONTRACT OF SALE/J.W. KELLY'S ENTERPRISES--JAMES J. OESTREICH -- Page 16

ASSIGNMENT OF CONTRACT RIGHTS

For the consideration stated hereinbelow, the undersigned, James J. Oestreich ("Assignor"), hereby assigns to Silverleaf Resorts, Inc. ("Assignee"), all of his right, title and interest in and to that certain Contract of Sale dated July 24, 2007 (the “Contract”), executed by J. W. Kelly’s Enterprises, Inc., James W. Kelly and Dorothy H. Kelly, collectively as Seller, and Assignor, as Purchaser, with respect to approximately 385.425 acres of land, more or less, located in the Town of New Ashford, Berkshire County, Massachusetts (the "Property").  This Assignment is made without representation or warranty of any kind other than that Assignor is legally authorized to make this Assignment.

As consideration for this assignment, Assignee hereby agrees to assume all of Assignor's duties and obligations under the Contract.

ASSIGNOR:

/S/ JAMES J. OESTREICH
JAMES J. OESTREICH

ACCEPTED AND AGREED
this __1st___ day of August, 2007:

ASSIGNEE:

SILVERLEAF RESORTS, INC.,
a Texas corporation

By:	/S/ HARRY J. WHITE, JR.
Name:	Harry J. White, Jr.
Its:	Chief Financial Officer